As filed with the Securities and Exchange Commission on August 8, 2003. Registration No. 333-                    .

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ZIX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Texas	75-2216818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2711 N. Haskell Avenue Suite 2300, LB 36 Dallas, Texas 75204-2960 (Address, including zip code, of principal executive offices)	Steve M. York 2711 N. Haskell Avenue Suite 2300, LB 36 Dallas, Texas 75204-2960 (214) 370-2000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

ZIX CORPORATION 2003 STOCK COMPENSATION PLAN

(Full title of the plan)

Calculation of Registration Fee

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities	to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Fee(2)

Common Stock, $.01 par value	600,000 Shares	$3.65	$2,190,000	$177.17

(1)	Securities being registered consist of 600,000 shares issuable under the Zix Corporation 2003 Stock Compensation Plan (the “2003 Plan”) as of the date hereof.

(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the Common Stock as quoted on the NASDAQ National Market System on August 5, 2003, which was $3.65.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents are hereby incorporated herein by reference:

     (a)  the Registrant’s Annual Report on Form 10-K, including audited financial statements, for our fiscal year ended December 31, 2002;

     (b)  the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003;

     (c)  the Registrant’s Current Reports on Form 8-K dated January 16, 2003, March 4, 2003, April 25, 2003, June 25, 2003, July 7, 2003 and July 23, 2003; and

     (d)  the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 25, 1989, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     As permitted by the Texas Business Corporation Act, the Registrant’s Restated Articles of Incorporation provide that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the Registrant’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby directors, officers, employees, and agents of the Registrant generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, the employment agreement between John A. Ryan and the Registrant, dated November 14, 2001, provides Mr. Ryan, the Registrant’s chairman, president and chief executive officer, with a contractual right to indemnification as an officer and/or director of the Registrant as set forth in Article VII of the Registrant’s Restated Bylaws, dated September 14, 1999. The Registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-7 of this Registration Statement, which Index is incorporated herein by reference.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 8, 2003.

ZIX CORPORATION

By:	/s/ Steve M. York

Steve M. York Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

     Know all those by these presents, that each person whose signature appears below constitutes and appoints each of Steve M. York and John A. Ryan, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-8 of Zix Corporation under the Securities Act of 1933, as amended, including, without limitation of the generality of the foregoing, to sign the Registration Statement in the name and on behalf of Zix Corporation, or on behalf of the undersigned as a director or officer of Zix Corporation, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional Registration Statements relating to the same offering of Securities as the Registration Statement that are filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 8, 2003.

Signature	Title

/s/ John A. Ryan John A. Ryan	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steve M. York Steve M. York	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Michael E. Keane Michael E. Keane	Director

/s/ James S. Marston James S. Marston	Director

/s/ Antonio R. Sanchez III Antonio R. Sanchez III	Director

/s/ Dr. Ben G. Streetman Dr. Ben G. Streetman	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1*	Zix Corporation 2003 Stock Compensation Plan, effective as of June 1, 2003.
5.1*	Opinion of Ronald A. Woessner as to the validity of the securities being registered.
23.1	Consent of Ronald A. Woessner (included in his opinion filed as Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included in Part II of this Registration Statement).

*	Filed electronically herewith.